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                                                                      Exhibit 12
                             McDONALD'S CORPORATION
                      STATEMENT RE:  COMPUTATION OF RATIOS
                              Dollars In Millions


                                                             Six months
                                                           ended June 30,                   Years ended December 31,
                                                           2001      2000        2000      1999      1998         1997      1996
                                                         ------------------    ---------------------------------------------------
EARNINGS AVAILABLE FOR FIXED CHARGES
- Income before provision for income taxes               $1,209.7  $1,435.7    $2,882.3  $2,884.1  $2,307.4(1)  $2,407.3  $2,251.0
- Minority interest in operating results of
    majority-owned subsidiaries, including
    fixed charges related to redeemable
    preferred stock, less equity in
    undistributed operating results of
    less-than-50% owned affiliates                            0.5       4.0        16.2      21.9      23.7         28.3      39.6
- Provision for income taxes of 50% owned
    affiliates included in consolidated income
    before provision for income taxes                        35.0      51.8        93.7      72.8      99.9         69.0      73.2
- Portion of rent charges (after reduction
    for rental income from subleased
    properties) considered to be representative
    of interest factors*                                    112.5      95.1       207.0     178.5     161.3        145.9     130.9
- Interest expense, amortization of debt
    discount and issuance costs, and
    depreciation of capitalized interest*                   263.5     229.5       470.3     440.1     461.9        424.8     392.2
                                                         ------------------    ---------------------------------------------------
                                                         $1,621.2  $1,816.1    $3,669.5  $3,597.4  $3,054.2     $3,075.3  $2,886.9
                                                         ==================    ===================================================


FIXED CHARGES
- Portion of rent charges (after reduction
    for rental income from subleased
    properties) considered to be representative
    of interest factors*                                 $  112.5  $   95.1    $  207.0  $  178.5  $  161.3     $  145.9  $  130.9
- Interest expense, amortization of debt
    discount and issuance costs, and fixed
    charges related to redeemable preferred
    stock*                                                  254.8     224.7       457.9     431.3     453.4        426.1     410.4
- Capitalized interest*                                       7.2       7.5        16.5      14.7      18.3         23.7      23.5
                                                         ------------------    ---------------------------------------------------
                                                         $  374.5  $  327.3    $  681.4  $  624.5  $  633.0     $  595.7  $  564.8
                                                         ==================    ===================================================



RATIO OF EARNINGS TO FIXED CHARGES                           4.33      5.55        5.39      5.76      4.82(2)      5.16      5.11
                                                         ==================    ===================================================

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*    Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates.

(1)  Includes $160.0 million pre-tax special charge and $161.6 million of Made
     For You costs for a pre-tax total of $321.6 million.
(2) Excluding the special charge and Made For You costs, the ratio of earnings to fixed charges for the year ended December 31, 1998 was 5.33.